Exhibit 99.1

LANDMARK APARTMENT TRUST OF AMERICA ACQUIRES THREE

MULTIFAMILY PROPERTIES

- Contribution of Properties Helps Fuel Portfolio Growth -

- Bolsters Presence in Florida and North Carolina with Addition of 703 Units -

RICHMOND, Va. – (Aug. 22, 2013) – Landmark Apartment Trust of America, Inc., a multifamily real estate investment trust (REIT) with assets located in select metropolitan areas throughout the Southern United States, today announced the expansion of its portfolio through the contribution of three multifamily properties valued at $42.15 million from Elco Landmark Residential Holdings, LLC (“ELRH”), MB Equity Holdings, Inc. and Legacy Partners. Collectively, the properties contain 703 units and are 94 percent occupied. In exchange for the properties, ELRH, MB Equity Holdings and Legacy Partners received a combination of cash and operating partnership units valued at approximately $14.9 million.

“We have worked incredibly hard over the past year to expand our portfolio in core Southern U.S. markets that boast favorable long-term economic and demographic fundamentals and this transaction is prime example of our unique ability to leverage strategic relationships to help accomplish our growth objectives,” said Stanley J. Olander, Chief Executive Officer of Landmark Apartment Trust of America. “We look forward to unlocking inherent value in each asset by implementing our proven repositioning program.”

The properties contributed to LATA’s portfolio include:

•	Landmark at Savoy Square located at 2065 North Highland Avenue in Clearwater, Fla. The property was built in 1970 and contains 182 units.

•	Landmark at Ocean Breeze located at Palm Bay Road NE in Melbourne, Fla. The property was built in 1985 and contains 224 units.

•	Landmark at Grand Arbors Reserve located at 2419 Wycliff Road in Raleigh, N.C. The property was built in 1969 and contains 297 units.

Joseph Lubeck, Executive Chairman of Landmark Apartment Trust of America, added, “Similar to the recapitalization we completed last August, this transaction is a clear strategic fit that creates value for the company and helps further establish Landmark Apartment Trust as one of the premiere multifamily brands in the South. We look forward to exploring similar opportunities in the future.”

About Landmark Apartment Trust of America, Inc.:

Landmark Apartment Trust of America, Inc. is a Richmond, Virginia-based real estate investment trust (REIT) that owns and operates more than 16,000 apartment units, and provides management services for an additional 13,500 units owned by affiliates, located throughout the Southern United States. The Company aims to unlock hidden value and unrealized cash flow through the below market acquisition and repositioning of mid-income multifamily properties in targeted Southern markets, where the management team can apply its expertise to create a competitive advantage. For more information about Landmark Apartment Trust of America, Inc. please visit http://www.landmarkapartmenttrust.com/.

Investors:

Stephen Swett, 203-682-8377 Stephen.swett@icrinc.com

Kara Guaraldi, 646-277-1211 Kara.Guaraldi@icrinc.com

Media:

Jason Chudoba, 646-277-1249 Jason.chudoba@icrinc.com